Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Centene Corporation on Form S-8  of our report dated March 22, 2018 related to the financial statements of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) for the years ended December 31, 2017 and 2016.

/s/ Deloitte & Touche LLP

New York, New York
January 23, 2020